UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 14, 2010 (May 11, 2010)
Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

300 Third Street, Cambridge, MA	02142

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 551-8200
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.Entry into a Material Definitive Agreement.
On May 11, 2010, Alnylam Pharmaceuticals, Inc. (“Alnylam”) entered into an agreement (the “Third Amendment”) with ARE-MA Region No. 28, LLC (“Landlord”), amending provisions of the lease dated as of September 26, 2003, as amended by a First Amendment to Lease dated March 16, 2006 and a Second Amendment to Lease dated June 26, 2009 (as so amended, the “Lease”), by and between Landlord and Alnylam, which Lease relates to the lease of laboratory and office space located at 300 Third Street, Cambridge, Massachusetts (the “Premises”). The Third Amendment provides for the lease of the entire first floor of the Premises (the “Additional Space”), effective upon delivery of the Additional Space by the Landlord, on or after October 1, 2010, under the terms and conditions described in the Third Amendment. Upon delivery of the Additional Space under the terms of the Third Amendment, Alnylam will be leasing approximately 34,000 square feet of new laboratory and office space and, in total, will lease approximately 129,000 square feet of laboratory and office space at the Premises.
The term of the Lease expires September 30, 2016. Alnylam has the option to extend the Lease for two successive five-year extensions. Alnylam’s operating lease obligations through 2016 will increase by $8.9 million as a result of the execution of the Third Amendment. Alnylam intends to sublease the Additional Space through 2011.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.
Date: May 14, 2010	By:	/s/ Patricia L. Allen
Patricia L. Allen
Vice President of Finance and Treasurer